BIG BEN VENTURE PARTNERS LTD.

Octagon Point, 5 Cheapside
London, UK, EC2V 6AA
Main +44 20 3608 0108
SE +46 40 644 4636
CA/US +1 (416) 444-4001
ben.hedenberg@bigben.se
bigbenventure.com
Reg. No 10397249

July 12, 2017

Carolco Pictures, Inc.
Alexander Bafer, CEO
1395 Brickell Avenue Suite 800
Miami FL 33131, U.S.A.

Dear Mr. Bafer,

Re: Public listing of a Swedish public limited company

ALL INFORMATION CONTAINED IN THIS PROPOSAL IS CONSIDERED CONFIDENTIAL INFORMATION AND SHALL NOT BE PASSED ON TO THIRD PARTIES. THEREFORE, ALL CONFIDENTIAL INFORMATION SHALL BE KEPT CONFIDENTIAL.

Thank you for extending Big Ben Venture Partners AB, and our partners and subcontractors Raise Reach (Luftman AB) and Sentinel Financial Services AB this opportunity to work with you (you, or the "Company") on its plans reverse merger into an clean shell company (or other suitable entity) to be named later Carolco Pictures Investment AB in-order to become publicly traded on the Nordic Growth Market NGM AB, MIC Code XNGM (NGM), a regulated Swedish Stock Exchange in Stockholm (the "Listing").

We propose a listing of a Swedish entity at NGM in Stockholm. We offer a solution with a new Swedish public limited company (PubCo) having an initial share capital of SEK 500,000. We will provide the bridge funding for the formation of the PubCo, and assist you on the reverse merger with your existing entities and subsequent listing of the PubCo. You shall pay SEK 20,000 for the formation of the PubCo and pay the share capital no later than at the merger event. You agree to lift the corporate veil and to transfer the responsibility for our fees to the new parent company.

For all our professional services we will up-on the liquidity event charge the public company a fee of SEK 475,000 and subtract the paid retainers from that fee (the "Professional Fee"). Included in our Professional Fee's are the production of a teaser document for SEK 75,000 and a mandatory "Connection Memorandum" for SEK 150,000. An *optional* English version of the Memorandum would be offered at additionally SEK 50,000. Our fees are to be paid prompt upon invoicing. For the initial professional work on the listing and the work with the Stock Exchange (NGM) we would require a retainer of SEK 275,000 ("Retainer"). You will be responsible for our costs for traveling and agree to paying for those costs upfront.

There are other cash fees and costs required for the Listing such as for legal due diligence counseling, auditing, investor relations and advertising costs. In addition Big Ben

Venture's strategic partners (Arithmos Capital and Partners) are offering 1,000 shareholders (or more) and shall retain four percent (4.0%) of the shares of your Company upon consummating the Transaction. Our primary goals is to assist your Company to stay compliant, raise capital and advise on ways to increase the average daily stock trading volume. The Reverse Takeover Listing Application shall include a letter from a certified public accountant stating that the company is in good standing and that paid in capital requirement has been fully satisfied. This engagement letter and price quote includes the following sections:

Deliverables

We shall assist you to conduct the Listing of your Company from beginning to completion. We will then assist with post-listing services including top-notch Finance and investor relations and wide reaching services to promote the Company and its business to private and institutional investors throughout Europe. You will find that we provide the most professional and comprehensive service package of all NGM Exchange listing partners.

NGM, MTF entry listing: taking approximately 6 to 10 weeks

The first step is to prepare an executive summary and to introduce your management team to NGM in order to receive a listing approval for the NGM MTF-list. The entire process to approval usually takes 6 to 10 weeks, from the time we receive reviewed, or audited financial information and all required documents from you.

We carryout the majority of the work by completing the necessary applications and forms, to insure the process is smooth, and executed with attention to details, securities laws and other important matters. Our mandatory costs (SEK 475,000) which include an accession memorandum in Swedish and a distribution of ownership in form of a share issuances up to 1,000 new shareholders.

In addition to our mentioned cost you shall need to pay NGM for listing fees (SEK 75,000), legal due diligence costs (estimated SEK 75,000), certified public accountant (estimated SEK 75,000) and for the fundraising advertising (up-to SEK 400,000, most paid on the backend), issuer agent cost (up-to SEK 100,000) and fees to EuroClear (minimum 50,000 up-to100,000). Once the basic tasks has been completed, your company will be listed on the MTF list at NGM in Stockholm. Here is a summary of necessary deliverables from us and mentioned third parties:

- Swedish, limited company (equity capital SEK 500,000)
- MTF Listing of Company at NGM;
- Certified auditor letter regarding the valuation of the stock swap/merger as paid in capital event;
- Legal costs;
- Memorandum and public offering approval process (see below)

Distribution of Ownership

Prior to the listing, if separately agreed, our partner and we could provide you approximately in-between 500 and 1,000 new shareholders.

1 Write of proliferation teaser

2 Distribution of ownership to in-between 1,000-4,000 shareholders of our client database

3 Distribution formula

4 Introduction to an Securities Issuer Agent ("transfer agent")

5 Contact and registration with "Euroclear Sweden" (euroclear.com/sweden/)

6 Execution of share transfer

Accession Memorandum for the Introductory Public Offering (IPO)

Approximate Timeline: 30 days to prepare and 10 days to get approved by the stock exchange

We shall prepare a common stock public accession memorandum, as required by the stock exchange. Once your accession memorandum is in compliance with the Swedish Financial Supervisory Authority, "Finansinspektionen", and approved by NGM your company may raise capital up-to €2.5 million and list the company. NGM allows you to conduct an offering without an underwriter. With the right advertising and promotion, your company can sell shares in the introductory public offering in order to raise equity capital.

Public Image Consulting (Website, Investor Relations Page and Press Releases)

Timeline: Ongoing

Your website is the first place potential investors will visit to learn more about your company and its stock. We will provide you with models of how your website investor relations page(s) should look to be compliant. We will also show you exactly what information to include on your website an in your press releases.

Legal Advice from our in-house attorney at law

Timeline: Immediately

You will have the peace of mind of having a legal advisor available for you when you have questions. You will also be provided with the necessary reading material so that you understand the ins and outs of the NGM rules and regulations.

Post IPO Advice and Support

Timeline: Immediately and Ongoing

We have the experience and connections to insure your success. Our world-class post-listing advice will insure your company's quoted price/market cap reflects the company's accurate public company value (typically many multiples of the private value) and has strong market liquidity. You will want to make sure you have a budget for PR, but rest assured that good PR usually 'pays for itself' several times over.

Compliance Advice

Timeline: Immediately and Ongoing

We will provide you with detailed descriptions of the compliance requirements for listing on the Entry Standard segment and our legal advisor shall be by your side to assist you

with compliance. NGM will in addition require you to spend one day in Stockholm to educate you on compliance issues.

Private Offering Capital Raise

Approximate Timeline: 2 weeks to conduct

We intend to raise capital via a limited private offering prior to an approval of an offering memorandum. The goal is to raise capital prior to the public offering. We shall prepare the private offering memorandum and we (Big Ben and Sentinel) shall assist and consult you toward the success of your capital raise.

Internal Capital Raise Assistance

Timeline: Immediately

With decades of investment banking experience, our finance team will introduce your Company to our institutional investment contacts in order to assist you with your capital needs. This is in great in conjunction with our other introductions described herein.

Introduced Party

As compensation for closing an equity transaction with an Introduced Party (Investor) we shall be entitled to a success fee, payable in cash as funds are raised, directly or indirectly by us, or otherwise agreed upon. The success fee shall be paid in cash within three (3) days counted from the date You receive each installment of the transaction sum, calculated on the Lehman's Sliding Scale Formula based on the Gross Sale Price, which may be in the form of cash, securities, promissory notes, any loans as an integral part of the transaction, earnings, including payments contingent upon future events or conditions paid at closing, notwithstanding the expiration of the Term of this Engagement Letter, according to the basis set out below:

- 10.0% of the first SEK 3,000,000 kronor of value,
- 8.0% of the following SEK 7,000,000 kronor of value,
- 7.5% of the following SEK 30,000,000 kronor of value,
- 6.0% of the following amount kronor of value raised,

Welcome Ceremony

Timeline: Upon Graduation to the Entry Standard

We offer your Company the opportunity to celebrate its graduation to the Entry Standard in the Stock Exchange Lobby at NGM in Stockholm. The welcome ceremony would be a fantastic public relations opportunity with the press and important people in the business. Your company may benefit from media presence and experience trading floor activities first hand. A Welcome Ceremony shall be held with 25-100 attendees. The ceremony includes:

- Standard technical equipment.
- Leasing of the lobby or the Lounge
- Catering for up to 100 Persons (beverages and snack foods on your expense)
- Set-up of corporate displays at the reception of the Exchange building.

- Security personal.
- Photographer with a photo-selection for internal or external Press use the same day.

Key Strategic Partner Introductions

To successfully raise capital, you will need to have a budget for quality Investor Relations and Road shows. In Denmark, Norway and Sweden we can provide investor relations, financial road shows, to help you achieve your goals. These services such as investor relations, financial road shows, etc. carry additional costs which vary wildly depending on your needs. We typically estimate the costs for an average road show meeting to SEK 22,000 (we could provide up-to 8 meetings in Sweden, 1 in Copenhagen and 1 in Oslo). The costs vary depending on how many individuals that will attend from your management team.

Mirror listing with Börse Stuttgart

We offer your Company the opportunity to apply for a mirror listing with Börse Stuttgart (SWB) as soon a your company has been approved for the NGM Equity List. NGM will charge an additional fee of approximately €2,000 per month for such a listing.

Dual listing with US "OTC Pink or OTCQX International"

We offer your Company the opportunity to trade your equity securities through any US broker, to enable a quotation on the OTC Pink® or the OTCQX International marketplace. We ill introduce you to a third-party US attorney Principal American Liaison (PAL) sponsor to help with the admission process, post disclosure in English, and act as a trusted resource for all their investor information needs and U.S. market protocols. Additional fees will be charged separately by the third party. The annual fees to OTCQX is approximately USD 15,000.

Purchase Price, Costs and Fees

Listing Cost

We shall perform the Listing of your public Company for SEK 475,000.00, approximately € 50,000 ("Professional Fee") and the listing fee can be paid in installments (the "Professional Fee's"). Fees and legal costs required for the Listing shall be paid directly to the parties involved. Of the Professional Fee's a SEK 275,000 retainer is paid upon signing the engagement agreement setting forth the terms of this term sheet. We would be pleased to set up an escrow agreement for the external fees, that shall be released to third parties as per agreed benchmarks. An additional fee of SEK 55,000 will be added for a distribution of ownership to in-between 500 - 1,000 individuals.

Furthermore our deliverables include the production of the mandatory "connection memorandum" (SEK 150,000) and teaser document (SEK 75,000) with a subscription note (plus possibly additional printing costs) to be provided by Sentinel Financial.

Retained Equity

Big Ben Venture's with its designees (Arithmos and Partners) shall retain four percent (4.0%) of the shares of Company. One percent shall be delivered upon a reverse merger

transaction and the remaining shares shall be held in escrow to be delivered upon that minimum SEK 8 million capital has been raised raised.

What's not included

Our deliverables does not include costs for advertising (proposed amount SEK 200,000 to SEK 400,000), review, or auditing of your financials (approximately SEK 75,000 to 100,000), legal fees for due diligence (approximately SEK 75,000), or other ongoing costs of being a publicly traded company.

Other Costs (Not Mandatory but highly recommended)

Investor relations and public relations is an ongoing cost to public companies that varies wildly. There are always success commissions payable to us, and/or third parties for up to 10% of capital raised. The cost of this is typically approximately SEK 8,000 per month.

Other matters

Proposal Termination Date

This proposal is valid for 10 calendar days from the date herein.

Limitation of liabilities

We shall not be liable for any damage caused by Swedish or foreign legislations, Swedish foreign authorities, acts of war, strikes, blockades, boycotts, lockouts or other similar circumstances. The reservation in respect of strikes, blockades, boycotts and lockouts also applies to ourselves are subject to or takes such action.

Damage that has occurred in other cases shall not be remunerated by us in cases we have acted in good faith and with normal care. Our liability in any case should be limited to a maximum of one hundred thousand euro (€100,000).

Law and Arbitration

This letter shall be governed by the substantive laws of the Kingdom of Sweden without giving effect to conflict of law principles. All disputes above fifty thousand euro (€50.000) arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

Indemnification

Recognizing that we, in providing the services contemplated hereby, will be relying on information provided by Company, you agrees to indemnify and hold harmless Big Ben Venture and Sentinel Financial and its respective directors, officers, agents, employees, affiliates and representatives, to the full extent lawful, from and against any losses, liabilities, claims or damages, including reasonable fees and expenses of legal counsel, related to or arising out of our services hereunder, including any losses, liabilities, claims or damages arising out of any statements or omissions made in connection with the services contemplated hereby; provided, however, that such indemnity shall not apply to claims which are determined by a final judgment of a court of competent jurisdiction to have resulted directly from the fraud, gross negligence or willful misconduct of an Indemnified Person.

How Do We Proceed?

1. Should you accept this proposal and be ready to move forward, we kindly ask you to sign this engagement letter and return one copy to us;

2. Pay the retainer and we will commence work according to a detailed dated Project Plan, to be provided by us.

We are exited to working with you on a listing at the NGM MTF list, to perform a public offering and for your post-listing success. Our our team and strategic partners have a long history of success in the investment-banking arena.

Kind regards,
Big Ben Venture Partners Ltd.
Big Ben Venture Partners AB

Ben Hedenberg

Managing Director

I confirm that the foregoing properly sets out the arrangement
Carolco Pictures, Inc.

Alexander Bafer

Director and CEO